UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant☑

Filed by a Party other than the Registrant☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐Definitive Proxy Statement

☑Definitive Additional Materials

☐Soliciting Material under §240.14a-12

PANHANDLE OIL AND GAS INC.

(Name of Registrant as Specified in its Charter)

_______________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑No fee required.

☐Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

_________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:

_________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:

_________________________________________________________________

(5)	Total fee paid:

_________________________________________________________________

☐Fee paid previously with preliminary materials

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

_________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:

_________________________________________________________________

(3)	Filing Party:

_________________________________________________________________

(4)	Date Filed:

_________________________________________________________________

February 24, 2020

Dear Panhandle Oil and Gas Inc. Stockholder:

We thank you for your continued support of Panhandle Oil and Gas Inc. (“Panhandle” or the “Company”). We are providing you this letter in connection with our Proxy Statement (“Proxy Statement”) for our 2020 annual meeting of stockholders, to be held on March 3, 2020 (the “Annual Meeting”). Certain proxy advisors have raised concerns regarding certain proposals that have been put forward for your vote at our upcoming Annual Meeting.

As you may be aware, Institutional Shareholder Services (ISS) issued a report dated February 13, 2020, that recommends a vote against (i) Proposal 2 (Restricted Stock Plan Amendment); Proposal 3 (Executive Compensation); and (iii) Proposal 6 (Amendment to Certificate of Incorporation) presented in our Proxy Statement for our upcoming Annual Meeting, and Glass Lewis issued a report dated February 11, 2020, that recommends a vote against Proposal 6 (Amendment to Certificate of Incorporation) presented in our Proxy Statement for our upcoming Annual Meeting.

The purpose of this letter is to address those concerns raised by ISS and Glass Lewis, as we believe that each of these proposals is important and will bring value to our Company and to you, our stockholders. The Board recommends that you vote “FOR” each of the proposals contained in our Proxy Statement, and we ask you to carefully consider and vote in support of each such proposal.

1.	Proposal 2 – Restricted Stock Plan Amendment.

On January 7, 2020, the Board adopted, subject to stockholder approval, an amendment to the Panhandle Oil and Gas Inc. 2010 Restricted Stock Plan (the “Restricted Stock Plan”) to increase the number of shares of common stock authorized for issuance under the Restricted Stock Plan from 500,000 shares to 750,000 shares. The increase in the number of shares authorized for issuance under the Restricted Stock Plan is the only proposed change to the existing plan. The Company is asking its stockholders to approve the proposed amendment to the Restricted Stock Plan.

Issuances of restricted stock to our officers and directors under our Restricted Stock Plan are an essential component of executive and director compensation and allow the Company to attract and retain highly qualified officers and directors. The Company utilizes restricted stock grants that vest over several years as an essential long-term component to the Company’s total compensation package for its officers. Additionally, restricted stock is used as a component of director compensation to enable the Company to further align the directors’ interests with those of the Company’s stockholders. The Restricted Stock Plan is designed to provide the Company with flexibility for future grants of restricted stock, provide competitive compensation to our officers and directors and motivate officers and directors of the Company.

5400 N. Grand Blvd., Suite 300 ☒ Oklahoma City, OK 73112 ☒ Ph. (405) 948-1560 ☒ Fax (405) 948-2038

ISS recommended a vote against Proposal 2 because it believes the Restricted Stock Plan contains liberal change-in-control provisions that could result in the acceleration of the vesting of awards without good reason in the event of a change-in-control. The issue noted was that the change-in-control language was silent to whether a transaction had to be consummated in order to trigger a change-in-control event.

We reiterate that the proposed amendment to the Restricted Stock Plan only seeks to increase the number of authorized shares, and contains the same change-in-control and vesting mechanics as in the Company’s current plan which was approved by the Company’s stockholders at the Company’s 2010 annual meeting. In addition, the Amended Restricted Stock Plan, which included an increase in authorized shares, was approved by the Company’s stockholders at the Company’s 2014 annual meeting. Notwithstanding this, we have carefully considered this issue and acknowledge that change-in-control practices have evolved since our stockholders last approved this Restricted Stock Plan in 2014. Accordingly, the Company has clarified the definition of “Change-in-Control” contained in its change-in-control agreements with the Company’s executives to require the consummation of a transaction for a change-in-control event to have occurred. This change will be filed on Form 8-K shortly hereafter.

Our Board respectfully asks that you vote “FOR” the approval of the amendment to the Restricted Stock Plan.

2.	Proposal 3 – Executive Compensation.

We are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers. Such compensation is described in the Executive Compensation and Compensation Discussion and Analysis (CD&A) sections of our Proxy Statement. As discussed in detail in our Proxy Statement, our executive compensation program is designed to reward the Company’s leadership team for operating and financial results for the year and for adding to, and building per share value for, our stockholders, measured on both annual and long-term horizons. At the Company’s 2019 annual meeting, 96% of stockholders voted in support of our 2018 executive compensation program. For fiscal 2019, our executive compensation program was generally unchanged from fiscal 2018.

We continue to believe that our program employs appropriate metrics and exhibits strong alignment of pay and performance.

Notwithstanding the overall strength of our pay practices, ISS has raised concern with our Proposal 3 due to the excise tax gross-up provision contained in the Change-in-Control Executive Severance Agreement (“Change-in-Control Agreement”) entered into with Chad L. Stephens, the Company’s Chief Executive Officer in January 2020. The Board believes that, in the event of a change-in-control of the Company, the executives’ performance may become hampered by distraction, uncertainty or other activities, which might adversely affect stockholder value. The Company enters into change-in-control agreements with its executive officers to reduce these potential adverse effects and to encourage fair treatment of its executive officers in connection with any change-in-control event. The Change-in-Control Agreement with our executives contains an excise tax gross-up provision. The Company has carefully considered this provision and amended the Change-in-Control Agreements to eliminate the excise tax gross-up provision. This change will be filed on Form 8-K shortly hereafter.

Our Board respectfully asks that you vote “FOR” the approval of our Executive Compensation program.

3.	Proposal 6 – Amendment to Certificate of Incorporation.

We are asking our stockholders to approve an amendment to our Certificate of Incorporation to authorize the Board to classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, in one or more classes or series of stock, including the ability to classify any stock as, or issue, preferred stock (the “Amendment”).

ISS and Glass Lewis have recommended a vote against this proposal because they believe the Company’s board of directors has not provided a compelling rationale for granting it the discretion to classify and reclassify unissued stock or to issue blank-check preferred stock, and indicated the Board has not specifically stated that the authorization to issue blank check preferred shares would not be used for anti-takeover purposes in the future.

The Board believes that the approval of the Amendment is important to the Company and its stockholders. In today’s market, where the access to capital for oil and gas companies continues to become increasingly limited, the need for increased flexibility to raise capital has become crucial to help meet the needs of the Company and to remain competitive in the industry. The Amendment will provide the Company with increased flexibility to raise capital and meet future working capital and capital expenditure requirements through equity financings, as well as increased flexibility for acquisitions, as various series of the preferred stock may be customized to meet the needs of any particular transaction or market conditions.

As discussed in the Proxy Statement, this proposal is not being proposed as a response to any effort to obtain control or as an anti-takeover effort. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, nor is this proposal being presented with the intent that it is used to prevent or discourage any acquisition attempt. The Amendment has been prompted by business and financial considerations and is not being proposed in response to any effort to obtain control of the Company or as an anti-takeover measure. The Board does not intend to issue blank check preferred shares for anti-takeover purposes in the future and, to the extent any anti-takeover “poison pill” measures are ever contemplated, the Company will put this action to a vote of its stockholders.

Our Board respectfully asks that you Vote “FOR” the Approval of the Amendment and Restatement of the Company’s Certificate of Incorporation.

We look forward to discussing the foregoing with our fellow stockholders and will reach out to do so in the near future. In the meantime, if you would like to discuss this further, please contact us by email at rdamico@panhandleoilandgas.com or by telephone at 405-948-1560 to arrange a mutually convenient time.

If you have already voted AGAINST Proposals 2, 3 or 6, we respectfully urge you to reconsider and change your vote to FOR proposals 2, 3 and 6. If you have not yet voted, we continue to urge you to vote FOR proposals 2, 3 and 6. Please note that our annual meeting is scheduled for March 3, and we therefore would appreciate your attention to this issue prior to 1:00 am CST on March 3, 2020.

We thank you for your continued support of Panhandle and look forward to seeing you at the Annual Meeting.

Sincerely,

Chad L. Stephens

Chief Executive Officer